Exhibit 5.1

                                                              October 5, 1998

VDC Communications, Inc.
VDC Corporation Ltd.
75 Holly Hill Lane
Greenwich, CT  06830

         Re: Registration Statement on Form S-4 filed on behalf of VDC Communications, Inc.

Gentlemen:

         We have participated in the preparation of the Registration Statement (File Number 333-63123) on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission by VDC Communications, Inc., a Delaware corporation (the "Corporation"), for the purpose of registering under the Securities Act of 1933, as amended, (i) shares of Common Stock of the Corporation, par value $.0001 per share (the "Common Stock"), which may be issued to the stockholders of VDC Corporation Ltd., the Corporation's parent company organized under the laws of the Commonwealth of Bermuda (the "Parent"), in connection with the merger (the "Domestication Merger") of the Parent with and into the Corporation pursuant to an Agreement and Plan of Merger (the "Merger Agreement"); and (ii) shares of Common Stock which may issued to the holders of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, par value $.0001 per share, of the Corporation ("Preferred Stock") upon the consummation of the Domestication Merger.

         As counsel to the Corporation, we have examined such corporate records, certificates and other documents as we considered to be relevant and necessary to express the opinion hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us, the conformity to original documents of all documents submitted to us as certified or photostat copies, and the authenticity of the originals of such latter documents.

         We are admitted to the Bar of the Commonwealth of Pennsylvania and express no opinion as to the laws of any other jurisdiction, except Delaware corporate law.

         On the basis of the foregoing and of our consideration of such other legal and factual matters as we have deemed appropriate, we are of the opinion that the Common Stock covered by the Registration Statement has been duly authorized and, upon approval of the Domestication Merger by the stockholders of the Corporation and the Parent, the filing of a certificate of merger with respect to the Domestication Merger with the Secretary of State of Delaware, the filing of a Certificate of Amalgamation with respect to the Domestication Merger with the Registrar of Companies of Bermuda, and the consent to the Domestication Merger by the Minister of Finance of Bermuda, the shares of Common Stock, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

         This firm consents to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                     Very truly yours,

                                     BUCHANAN INGERSOLL PROFESSIONAL CORPORATION

                                     BY: /s/ Stephen M. Cohen
                                         -------------------------
                                         Stephen M. Cohen